EX-35.2
(logo) Deutsche Bank


Deutsche Bank
1761 East St. Andrew Place
Santa Ana, CA 92705 4934

Tel 714 247 6000
Fax 7i4 247 6009

ANNUAL STATEMENT AS TO COMPLIANCE

The undersigned, David Co, a Director of Deutsche Bank Trust Company Americas, as the Custodian (a "Certifying Servicer") under the Pooling and Servicing Agreement, dated as of October 1, 2012 (the "Agreement"), by and among, Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, U.S. Bank National Association, as Trustee, Deutsche Bank Trust Company Americas, as Certificate Administrator, Paying Agent and Custodian, and Situs Holdings, LLC, as Operating Advisor here by certifies in accordance with Section 10.11 of the
Agreement:

A) A review of such Certifying Servicer's activities from October 18, 2012 (the "Closing Date") to December 31, 2012 and of such Certifying Servicer's performance under the Agreement has been made under such officer's supervision and
B) That, as to the best of such officer's knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under the Agreement, in all material respects from the Closing Date to the end of such calendar year.

DEUTSCHE BANK TRUST COMPANY AMERICAS
as Custodian


/s/David Co
BY: David Co
Title: Director
Date: March 1, 2013